UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 10, 1999

Commission File Number 1-07149

Internet Law Library, Inc.

(Exact name of Company as specified in charter)

Delaware	82-0277987
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
4301 Windfern Road, Suite 200, Houston, Texas	77041
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (281) 600-6000

Item 2. Acquisition or Disposition of Assets.

    On December 10, 1999, the Board of Directors of Internet Law Library, Inc. (the "Company") approved the Company's purchase of all of the outstanding interests of Brief Reporter, LLC, a Virginia limited liability company ("Brief Reporter"), in exchange for 483,325 shares of the Company's common stock valued at $1,000,000. The outstanding interests of Brief Reporter were purchased directly from five individuals, specifically, David P. Harriman, Andrew Wyszkowski, Eugene Meyung, Suzanne Meyung, and Christina Brown. Under the terms of this transaction, these individuals may have up to twenty-five (25%) percent of their shares of the Company's common stock registered in a public offering prior to July 1, 2000, provided there is such an offering and the registration of their shares is not detrimental to the offering. If there is no public offering or if none of these shares are registered in such an offering, then the Company is obligated to repurchase an aggregate of $125,000 of these shares at a then prevailing market price.

    The consideration and terms for the acquisition were determined through arm's length negotiations between the Company and the members of Brief Reporter. The consideration was determined by reference to the value of merging Brief Reporter's database and management into National Law Library, Inc., a wholly owned subsidiary of the Company.

    Brief Reporter owns and operates an Internet site (www.briefreporter.com) and a connected database containing appellate briefs and trial memoranda written by attorneys for significant cases in all federal and state jurisdictions.

Item 7. Financial Statements and Exhibits.

    Audited financial statement for Brief Reporter, LLC were not available as of the date of this report; however, audited financial statements as of June 30, 1999, and for the year then ended, will be filed pursuant to this Item within 60 days of the filing date of this report.

Exhibit No.	Description

2.7
Contract for Sale of Stock, dated December 8, 1999, by and between David P. Harriman, Andrew Wyszkowski, Eugene Meyung, Suzanne Meyung, and Christina Brown, as Sellers, and Internet Law Library, Inc., as Buyer.
2.8	Unanimous Written Consent of Directors of Internet Law Library, Inc., dated December 10, 1999.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNET LAW LIBRARY, INC.
Date: December 23, 1999	By:	/s/ HUNTER M. A. CARR Hunter M. A. Carr President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

2.7	Contract for Sale of Stock, dated December 8, 1999, by and between David P. Harriman, Andrew Wyszkowski, Eugene Meyung, Suzanne Meyung, and Christina Brown, as Sellers, and Internet Law Library, Inc., as Buyer.
2.8	Unanimous Written Consent of Directors of Internet Law Library, Inc., dated December 10, 1999.